Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

Mangoceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) (5)	2,518,250	(3)	$1.01	$2,543,432.50	$0.0001102	$280.29
Equity	Common Stock, par value $0.0001 per share	Rule 457(h) (6)	1,250,000	(4)	$1.10	$1,375,000 .00	$0.0001102	$151.53
Total Offering Amounts						$3,918,432.50		—

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$431.82

(1)	This Registration Statement on Form S-8 relates to the 2022 Equity Incentive Plan (the “2022 Plan”) of Mangoceuticals, Inc. (the “Registrant” or the “Company”). This Registration Statement registers an aggregate of 3,768,250 shares of common stock, $0.0001 par value per share of the Company (“Common Stock”), including (a) 1,250,000 shares of Common Stock issuable upon exercise of outstanding options; and (b) 2,518,250 shares of Common Stock reserved for future awards under the 2022 Plan.

(2)	In accordance with Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(3)	Represents shares reserved for issuance pursuant to future awards under the 2022 Plan.

(4)	Represents shares of Common Stock issuable upon exercise of outstanding options granted under the 2022 Plan.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based upon the average of the high ($1.0699) and low ($0.941) prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on April 17, 2023, which date is within five business days prior to filing this Registration Statement.

(6)	Calculated based on Rule 457(h), and based on the exercise price of the options.